Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated June 15, 2018, with respect to the consolidated financial statements of SVMK Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-227099) and related Prospectus of SVMK Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

San Francisco, California

September 25, 2018